Exhibit 12.1

                         Atlantic City Electric Company
                             SEC Registration Method
                       Ratio of Earnings to Fixed Charges

                                                                  Years Ended December 31,                       Twelve Months
                                                  -------------------------------------------------------------     Ended
                                                     1991        1992         1993         1994         1995     June 30, 1996
                                                  ---------    ---------    ---------    ---------    ---------  -------------
Net Income ....................................   $ 107,428    $ 107,446    $ 109,026    $  93,174    $  98,752    $ 100,642
                                                  =========    =========    =========    =========    =========    =========
Federal Income Taxes
 Current ......................................   $  37,759    $  33,661    $  29,680    $  30,014    $  32,458    $  38,209
 Deferred .....................................       3,957       16,064       18,747        8,650       18,230       14,495
Investment Tax Credits-net ....................      (2,537)      (2,534)      (2,534)      (2,534)      (2,534)      (2,534)
                                                  ---------    ---------    ---------    ---------    ---------    ---------
Total Taxes ...................................   $  39,179    $  47,191    $  45,893    $  36,130    $  48,154    $  50,170
                                                  =========    =========    =========    =========    =========    =========

Fixed charges
 Interest on long term debt ...................   $  49,081    $  50,719    $  56,279    $  53,747    $  56,547    $  57,309
 Amortization of debt expense,
   discount and premium, net ..................       2,520        2,565        3,106        3,599        3,782        4,010
 Interest on short term debt ..................       1,946        1,579        1,421        1,778        3,081        3,200
 Other interest expense .......................       1,179        1,099          212         (664)        (531)          72
 Interest factors associated with rentals .....       5,551        4,177        3,884        4,148        4,364        4,116
                                                  ---------    ---------    ---------    ---------    ---------    ---------
Total Fixed Charges ...........................   $  60,277    $  60,139    $  64,902    $  62,608    $  67,243    $  68,707
                                                  =========    =========    =========    =========    =========    =========
Earnings before income taxes and fixed
 charges(a) ...................................   $ 205,279    $ 213,716    $ 218,950    $ 190,884    $ 212,777    $ 218,189
                                                  =========    =========    =========    =========    =========    =========

Ratio of earnings to Fixed Charges ............        3.41         3.55         3.37         3.05         3.16         3.18

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(a)  Excludes the amount of capitalized interest associated with fixed charges.